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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

HAWAIIAN TELCOM HOLDCO, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Hawaiian Telcom Holdco, Inc.
P.O. Box 2200
Honolulu, HI 96841

March 28, 2011

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Hawaiian Telcom Holdco, Inc. to be held on Friday, May 13, 2011 at 8:00 a.m. at our headquarters at 1177 Bishop Street, Honolulu, Hawaii 96813.

        The Secretary's formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the Annual Meeting. You also will have the opportunity to hear an update on certain aspects of our business that have occurred in the past year.

        Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible so that your vote will be counted.

Sincerely,
/s/ ERIC K. YEAMAN Eric K. Yeaman President and Chief Executive Officer

Hawaiian Telcom Holdco, Inc.
P.O. Box 2200
Honolulu, HI 96841

March 28, 2011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        Hawaiian Telcom Holdco, Inc. will hold its Annual Meeting of Stockholders on Friday, May 13, 2011 at 8:00 a.m. at our headquarters at 1177 Bishop Street, Honolulu, Hawaii 96813.

        The Annual Meeting is being held for the following purposes:

  1.
  To elect seven directors to serve until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

  2.
  To hold a non-binding advisory vote on the compensation of our named executive officers;

  3.
  To hold a non-binding advisory vote on how frequently (every one, two or three years) we conduct an advisory vote on the compensation of our named executive officers;

  4.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011; and

  5.
  To transact any other business that properly comes before the meeting.

        The Board of Directors has selected March 22, 2011 as the record date for determining stockholders entitled to vote at the Annual Meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our headquarters at 1177 Bishop Street, Honolulu, Hawaii 96813 for ten days before the Annual Meeting.

        Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2011 Annual Report to Stockholders are available at http://ir.hawaiiantel.com.

        Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible in accordance with the instructions provided to you, to ensure that your vote is counted at the Annual Meeting.

By Order of the Board of Directors,
/s/ FRANCIS K. MUKAI Francis K. Mukai Secretary

PROXY STATEMENT

GENERAL INFORMATION

Q:    Who is soliciting my proxy?

A:
The Board of Directors (the "Board") of Hawaiian Telcom Holdco, Inc. ("we," "us" or the "Company") is sending you this Proxy Statement in connection with the Board's solicitation of proxies for use at the 2011 Annual Meeting of Stockholders or any adjournment or postponement thereof (the "Annual Meeting"). Certain of our directors, officers and employees also may solicit proxies on the Board's behalf by mail, telephone, email, facsimile transmission, or in person.

Q:    Who is paying for this solicitation and what are the means of solicitation?

A:
We will pay for the solicitation of proxies. Solicitation of proxies may be made by means of personal calls upon, or telephonic, facsimile or electronic communications with, stockholders or their personal representatives by our directors, officers and employees. Our directors, officers and employees will not receive additional remuneration. We will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:    What am I voting on?

A:
You will be voting on four proposals:

  Proposal No. 1 is for the election of directors.

  Proposal No. 2 is a non-binding advisory vote on the compensation of the executive officers listed in the Summary Compensation Table (the "Named Executive Officers") as described in this Proxy Statement.

  Proposal No. 3 is a non-binding advisory vote on how frequently (every one, two, or three years) we conduct an advisory vote on the compensation of our Named Executive Officers.

  Proposal No. 4 is for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

Q:    Who can vote?

A:
Only our stockholders of record at the close of business on March 22, 2011 may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting

Q:    How do I vote and how do I revoke my proxy?

A:
If you hold your shares in your own name as a stockholder of record (i.e., your shares are registered directly in your name with BNY Mellon, our stock transfer agent), you may vote your shares either by proxy or in person at the meeting. To vote in person, please bring a form of identification, such as a valid driver's license or passport, and proof that you are a stockholder as of March 22, 2011 and we will give you a ballot when you arrive. To vote by proxy, please vote in one of the following ways:

•
Via the Internet.  You may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•
By Telephone.  You may vote by touchtone telephone by following the instructions on the proxy card.

  •
  By Mail.  You may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

  Voting by proxy will not affect your right to vote your shares in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the applicable voting deadline by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted).

  If your shares are registered in "street name" (i.e., held in a brokerage account or by a bank or other nominee), you will receive a voting instruction card or other information from your broker or other holder of record seeking instruction as to how your shares should be voted. If you do not provide such instruction, your broker or nominee may vote your shares at its discretion on your behalf on the ratification of the appointment of the Company's independent registered public accounting firm for fiscal year 2011, but not on the other proposals.

Q:    What is the deadline for submitting a proxy?

A:
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. In order to be counted, proxies submitted by telephone or the Internet must be received at the Company's headquarters by 11:59 p.m. Eastern Time on May 12, 2011. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:    What constitutes a quorum?

A:
On the record date, we had 10,138,346 shares of common stock, $0.01 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:    What are abstentions and broker non-votes and how do they affect voting?

A:
Abstentions—If you specify that you wish to "abstain" from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum and included in the shares entitled to vote on Proposal Nos. 2 through 4. On Proposal Nos. 2 and 4, abstentions have the effect of a vote against the proposal. If you abstain from voting on Proposal No. 3, the abstention will not have an effect on the outcome of the vote.

  Broker Non-Votes—If your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain "routine" matters, such as the ratification of the appointment of the Company's independent registered public accounting firm. However, on non-routine matters, such as the election of directors, the advisory vote on executive compensation, and the advisory vote on the frequency of the advisory vote on executive compensation, your broker must receive voting instructions from you, as it does not have discretionary voting power for those particular items. So long as the broker has discretion to vote on at least one proposal, these "broker non-votes" are counted toward establishing a quorum. When voted on "routine" matters, broker non-votes are counted toward determining the outcome of that "routine" matter. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors.

Q:    What dissenter's rights of appraisal do I have?

A:
There are no dissenters' rights of appraisal with respect to the matters to be acted upon at the Annual Meeting.

Q:    What vote is needed?

A:
For Proposal No. 1, the directors will be elected by a plurality of the votes cast.

  For Proposal No. 2, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 2 is required to approve the compensation of our Named Executive Officers as described in this Proxy Statement.

  For Proposal No. 3, the number of years between advisory votes on the compensation of our Named Executive Officers that receives the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 3 will be the frequency that stockholders approve.

  For Proposal No. 4, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 4 is required to approve the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

  Because your votes on Proposal Nos. 2 and No. 3 are advisory only, they will not bind the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take the results into consideration in making future determinations on executive compensation and in determining how frequently future stockholder advisory votes on the compensation of our Named Executive Officers will occur.

Q:    How do I contact the Board?

A:
You can send written communications to our Board or any individual director addressed to:

    Board of Directors
    c/o Secretary
    Hawaiian Telcom Holdco, Inc.
    P.O. Box 2200
    Honolulu, HI 96841

  Our Secretary will then direct such communications to the appropriate director(s), except for solicitations or other matters unrelated to us.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        At the Annual Meeting, directors will be elected to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The individuals named as proxy holders will vote your proxy for the election of the seven nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxy holders may vote for a substitute. There is no cumulative voting in the election of directors.

        Our Nominating and Governance Committee is charged with identifying, evaluating, and recommending to the Board candidates for election to the Board or for appointment by the Board to fill a vacancy. The Nominating and Governance Committee seeks individuals with, among other things, knowledge of our industry and technologies, business management and financial oversight experience, and reputation in the industry and community. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes. We believe that our directors should represent the interests of our stockholders, be committed to enhancing stockholder value, and have sufficient time to carry out their duties. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. Until recently our common stock has not been publicly held, so the Nominating and Governance Committee currently does not have a policy with regard to the consideration of any director candidates recommended by security holders, but we contemplate that such a policy will be developed later. The initial members of the Board of the reorganized Company, following emergence from bankruptcy on October 28, 2010, were selected by the senior secured creditors in the chapter 11 bankruptcy as part of the Plan of Reorganization.

Nominees for Directors

        Each of the current directors has been nominated for election by the Board upon recommendation by the Nominating and Governance Committee and has decided to stand for election. Set forth below are the names and ages of these nominees, the years they became directors, their principal occupations or employment for at least the past five years, and the names of other public companies for which they serve as a director or have served as a director during at least the past five years. Also set forth are the specific experience, qualifications, attributes, or skills that led our Nominating and Governance Committee and Board to conclude that they should serve as directors.

        The following table provides information regarding directors as of March 1, 2011:

Name	Age	Position(s)	Director Since
Kurt M. Cellar(1)(2)	41	Director	2010
Walter A. Dods, Jr.(2)(3)(4)	69	Director	2005
Warren H. Haruki(3)(5)	58	Director	2010
Richard A. Jalkut(2)(5)	66	Director	2010
Steven C. Oldham(1)(5)	60	Director	2010
Bernard R. Phillips III(1)(3)	58	Director	2010
Eric K. Yeaman(5)	43	President, Chief Executive Officer and Director	2008

(1)
Member of the Audit Committee.

(2)
Member of the Nominating and Governance Committee

(3)
Member of the Compensation Committee.

(4)
Served as a Director from May 2, 2005 until October 28, 2010, and since December 9, 2010.

(5)
Member of the Executive Committee.

        Kurt M. Cellar has been a consultant to companies in the telecommunications, retail and insurance industries since January 2008. He previously had been a Partner and Portfolio Manager of Bay Harbour Management L.C., a hedge fund, from 1999 until January 2008. He currently serves on the Boards of Directors of Aventine Renewable Energy, Inc., Six Flags Entertainment Corporation, and U.S. Concrete, Inc. Mr. Cellar is a Chartered Financial Analyst. Mr. Cellar has extensive experience in telecommunications, both as an investor and a board member. He has been designated by the Board as an "audit committee financial expert."

        Walter A. Dods, Jr. became a Director on December 9, 2010, having previously served as a Director from May 2, 2005 until October 28, 2010 (Chairman of the Board from May 8, 2008 until October 28, 2010). Mr. Dods was the non-executive Chairman of the Board of BancWest Corporation, a $74 billion bank holding company based in Honolulu, Hawaii, from January 2005 through December 2007, and a director since 1983. BancWest, a wholly-owned subsidiary of BNP Paribas, is comprised of two major subsidiaries: First Hawaiian Bank and Bank of the West. He has also been the non-executive Chairman of the Board of First Hawaiian Bank from January 2005 until December 2008 and a director since 1979, as well as Vice Chairman of Bank of the West since 1998. Mr. Dods was Chairman of the Board and Chief Executive Officer of BancWest and First Hawaiian Bank from 1989 to 2004. From 1996 to 1997, Mr. Dods served as the National President of the American Bankers Association and was a member of the Federal Advisory Council of the Federal Reserve System, representing the 12th district of the Federal Reserve from 1999 to 2000. Mr. Dods also serves on the Boards of Directors of Alexander & Baldwin, Inc. and its Matson Navigation subsidiary. Mr. Dods brings to the Board extensive experience managing complex business organizations as well as knowledge of the Hawaii markets in which the Company operates.

        Warren H. Haruki has been President and Chief Executive Officer of Grove Farm Company, Inc., a privately-held land development company located on Kauai, Hawaii, since February 2005. He also is the Executive Chairman (since January 2009) and Interim Chief Executive Officer (since May 2009) of Maui Land & Pineapple Company, Inc. He also serves on the Board of Directors of TeleGuam Holdings, LLC, a privately-owned telecommunications provider serving Guam, as well as the boards of several privately-held companies located in Hawaii. He is a Certified Public Accountant. From 1991 until his retirement in 2003, Mr. Haruki served as President of the predecessors of Hawaiian Telcom, Inc., and as a result is knowledgeable about the strategic issues facing the Company and the Hawaii markets and communities in which the Company operates. During his 26 year career with GTE and Verizon, he gained in-depth experience in all aspects of operations of a telecommunications company.

        Richard A. Jalkut has been President and Chief Executive Officer of U.S. TelePacific Corp. (dba TelePacific Communications), the third largest wireline telecom provider in California and second largest in Nevada, since 2002. Mr. Jalkut has more than 35 years experience in the telecommunications industry, including previously serving as President and Chief Executive Officer of Pathnet Telecommunications, Inc., a wholesale provider of services to more than one hundred second- and third-tier markets located across the U.S. (filed for bankruptcy under chapter 11 of the United States Bankruptcy Code in April 2001), and President, Chief Executive Officer and Chairman of NYNEX Telephone Companies. Mr. Jalkut has served on the Board of Directors of other telecom companies, including Covad Communications Group, Inc. from 2005 to 2008 and Birch Telecom from 2000 to 2005. He brings to the Board extensive board experience with both telecom and non-telecom companies and experience managing telecommunication companies, and has an in-depth understanding of the challenges and opportunities facing the telecommunications industry.

        Steven C. Oldham has been President and Chief Executive Officer of SureWest Communications, a publicly-held integrated communications provider headquartered in Northern California, since January 2006. Prior to joining SureWest, Mr. Oldham served as a Senior Advisor to The Brattle Group, which provides consulting services and expert testimony on economic, finance, regulatory and strategic issues, from May 2002 to May 2005. Mr. Oldham has been a member of SureWest's Board of Directors since January 2004 and was chairman of its audit committee from June 2004 to December 2005. He currently serves as Chairman of the United States Telecom Association, the leading trade association representing broadband service providers, manufacturers and suppliers. He brings to the Board extensive experience managing a telecommunication company and an in-depth understanding of the challenges and opportunities facing the telecommunications industry. He has been designated by the Board as an "audit committee financial expert."

        Bernard R. Phillips III served as President and Chief Executive Officer of the National Rural Telecommunications Cooperative (NRTC) from 1987 until his retirement at the end of May 2010. NRTC is a cooperative that represents the advanced telecommunications and information technology interests of more than 1,500 rural utilities and affiliates, including an affiliate of the Company. Mr. Phillips served on the Board of Directors of Digital Bridge Communications Corp., a private operator of WiMAX 4G broadband networks in underserved and rural America, and served on the Board of Director of privately-held Avail-TVN, a digital media services company, until May 12, 2010. Mr. Phillips brings to the Board extensive legislative and regulatory telecom experience and broad experience generally in the telecommunications industry.

        Eric K. Yeaman became our President, Chief Executive Officer and a Director in June 2008. Prior to joining us, Mr. Yeaman served as Senior Executive Vice President and Chief Operating Officer of Hawaiian Electric Company, Inc. (HECO) from January 2008 to June 2008, where he was responsible for its Oahu operations, energy solutions, public affairs and the financial and administrative process areas. From January 2003 to January 2008, Mr. Yeaman served as Financial Vice President, Treasurer and Chief Financial Officer of Hawaiian Electric Industries, Inc. (HEI), HECO's parent company. At HEI, he oversaw the controller, treasury, investor relations, corporate tax, information technology and enterprise risk management functions. Mr. Yeaman began his career at Arthur Andersen LLP in September 1989. Mr. Yeaman is a director of the United States Telecom Association and serves as a director of several Hawaii non-profit organizations. Mr. Yeaman brings to the Board extensive experience managing complex business organizations as well as knowledge of the Hawaii markets in which the Company operates.

        Messrs. Dods and Yeaman were members of the Board when the Company filed for bankruptcy protection under chapter 11 of the United States Bankruptcy Code in December 2008.

Recommendation of the Board

        THE BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE ABOVE NOMINEES.

Governance of the Corporation

  Corporate Governance

        We are committed to strong corporate governance and have adopted policies and practices in furtherance of such objective. These policies and practices include:

  •
  All of the members of the Board other than Mr. Yeaman are "independent" under the NASDAQ rules.

  •
  All members of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent.

  •
  The Board has adopted a Code of Business Conduct applicable to all of our employees, including our executive officers, as well as a Code of Conduct for the directors of the Company. The Code of Business Conduct and Code of Conduct for the Board of Directors can be found at http://ir.hawaiiantel.com.

  •
  We have a hotline for employees to report on an anonymous basis any concerns regarding ethics matters, including without limitation any accounting, internal controls, and audit concerns.

  •
  We have a policy regarding conflicts of interest under which all potential conflicts of interest must be reported to the Company on an annual basis and as they arise.

Director Independence

        The Board has determined that Messrs. Cellar, Dods, Haruki, Jalkut, Oldham, and Phillips are "independent" under the NASDAQ rules. In making its independence determination, the Board considered the Company's banking transactions and relationships with First Hawaiian Bank, of which Mr. Dods is a former Chairman of the Board and Chief Executive Officer; the Company's purchase of bulk fuel on a competitive bid basis from Mid Pacific Petroleum, LLC, of which Mr. Dods is a minority owner and Chairman of the Board; and the Company's contractual relationship with the National Rural Telecommunications Cooperative, of which Mr. Phillips previously served as President and Chief Executive Officer. The Board also considered Mr. Haruki's prior position as President of the predecessor of Hawaiian Telcom, Inc.

  Board Meetings

        The Board met eight times in 2010. All of these Board meetings included executive sessions of the non-management directors. Each current director attended at least 75% of the total Board meetings and meetings of the committees on which they serve that were held in 2010, except Mr. Oldham, who was absent from one Board meeting and three Executive Committee meetings. Directors are allowed to attend meetings of committees on which they do not serve as members. However, the Audit Committee and Compensation Committee regularly hold executive sessions of only the committee members or non-management Directors.

  Board Leadership Structure

        We currently separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board.

Committees of the Board of Directors

        Our Board has an Audit Committee, Compensation Committee, Nominating and Governance Committee, and Executive Committee. The Board committees were reconstituted following the Company's emergence from chapter 11 bankruptcy. Each of our committees has a written charter approved by the Board that clearly establishes the committee's roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee can be found through the "Investor Relations" link on our website at www.hawaiiantel.com. Please note that information on, or that can be accessed through, our website is not part of the proxy soliciting materials, is not deemed "filed" with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, except for information filed by the Company under the cover of Schedule 14A of the Exchange Act, is not deemed to be proxy soliciting materials.

        Audit Committee.    The duties and responsibilities of the Audit Committee include recommending the appointment or termination of the engagement of our independent registered public accounting firm, overseeing the relationship with our independent registered public accounting firm, and reviewing significant accounting policies and controls. The members of the Audit Committee are Messrs. Oldham (Chairman), Cellar, and Phillips, each of whom is an independent director under the NASDAQ rules. The Audit Committee met four times in 2010. Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under the NASDAQ rules.

        The Board has determined that the Audit Committee includes two "audit committee financial experts", Steven C. Oldham and Kurt M. Cellar, as that term is defined in SEC regulations. Mr. Oldham has financial expertise through his experience as Chief Executive Officer and past audit committee chairman of a publicly-held telecommunications company. Mr. Cellar currently is the chairman of two public company audit committees and has financial expertise as a Chartered Financial Analyst and former investor with a hedge fund. Messrs. Oldham and Cellar also are "independent" under the NASDAQ independence standards. In addition, the Board believes that all of the members of the Audit Committee are fully qualified to address any issues that are likely to come before the Audit Committee, including the evaluation of our financial statements and supervision of our independent registered public accounting firm.

        Compensation Committee.    The duties and responsibilities of the Compensation Committee include reviewing and approving the compensation of executive officers and reviewing and making recommendations to the Board concerning the compensation of the independent directors. The members of the Compensation Committee are Messrs. Haruki (Chairman), Dods, and Phillips. The Compensation Committee met three times in 2010. In addition to being independent under the NASDAQ rules, each member of the Compensation Committee is a "non-employee director" for purposes of the Exchange Act and is an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

        The Compensation Committee determines all compensation for our executive officers. Before making decisions on compensation for each of the executive officers other than the Chief Executive Officer, the Compensation Committee reviews with our Chief Executive Officer each individual's performance and accomplishments over the prior year. Mr. Yeaman makes recommendations to the Compensation Committee regarding base salary increases and other compensation decisions for each executive other than himself.

        To independently assist and advise the Compensation Committee, the Compensation Committee has retained Pay Governance LLC ("Pay Governance"), an independent, national compensation consulting firm. The engagement of Pay Governance is exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses. As needed, the Compensation Committee consults with Pay Governance on our executive compensation programs, compensation program design changes, compensation strategy and effectiveness of pay delivery, and asks it to review and analyze market information on compensation trends and practices and to make recommendations to the Compensation Committee based on competitive data.

        Nominating and Governance Committee.    The duties and responsibilities of the Nominating and Governance Committee include making recommendations regarding individuals qualified to become directors, the structure and composition of the Board and committees of the Board and corporate governance policies and practices. The members of the Nominating and Governance Committee are Messrs. Dods (Chairman), Cellar, and Jalkut, each of whom is an independent director under the NASDAQ rules. The Nominating and Governance Committee met two times in 2010.

        Executive Committee.    The purpose of the Executive Committee is to act for the Board in the event formal action is required between Board meetings. The Executive Committee has all the powers of the Board except as otherwise provided in the Company's Bylaws or the corporation laws of the State of Delaware. The members of the Executive Committee are Messrs. Jalkut (Chairman), Haruki, Oldham, and Yeaman. The Executive Committee met three times in 2010.

Director Stock Ownership Guidelines

        To align the Board's interests with the interests of our stockholders, the Board has adopted stock ownership guidelines for its members. The guidelines state that each Board member, not later than five years after the later of the date of adoption of the guidelines and the date the individual becomes a member of the Board, should own shares of our common stock with a value at least equal to two times the applicable annual cash retainer. Such shares may be owned directly or by the individual's revocable living trust.

The Board's Role in Risk Oversight

        Our Company faces a number of risks, including operational, competitive, regulatory, financial, economic, and legal risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee and Compensation Committee responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

        The Board's role in our risk oversight process includes receiving regular reports from members of senior management, as well as from external advisors such as Deloitte & Touche LLP, on areas of material risk to us, including operational, competitive, regulatory, financial, economic, and legal risks. The full Board (or the appropriate Board committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk in order to enable it to understand our risk exposures and the steps that management has taken to monitor and control these exposures. Reports received by a Board committee, or summaries thereof, are provided to the full Board, thereby enabling the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses the risks associated with the Company's compensation policies. See also "Compensation of the Named Executive Officers and Directors—Relationship Between Compensation Plans and Risk."

Annual Meeting Attendance

        We encourage, but do not require, our directors to attend our annual meetings of stockholders. We did not hold a stockholders' meeting in 2010.

PROPOSAL NO. 2
NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Background on the Advisory Vote

        Under an amendment to the Exchange Act recently adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), stockholders are able to vote to approve, on an advisory (non-binding) basis no less frequently than once every three years, the compensation of the Named Executive Officers (the "Advisory Vote on Executive Compensation"). As described more fully in the "Compensation of the Named Executive Officers and Directors" section of this Proxy Statement, including the Compensation Discussion and Analysis and related tables and narrative, we design our executive compensation program to reward, retain and, in the case of new hires, attract qualified executives in order to support our business strategy, achieve our short and long-term goals, and provide continued success for our customers, stockholders, employees and communities. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.

Our Compensation Program

        We urge you to read the "Compensation of the Named Executive Officers and Directors—Compensation Discussion and Analysis" section of this Proxy Statement and the tables and narrative therein for the details on the Company's executive compensation, including the 2010 compensation of our Named Executive Officers. Highlights of our executive compensation programs, following the executive compensation review completed by Pay Governance in February 2011, include the following:

  •
  We currently target total direct compensation (consisting of base salary, annual cash performance incentives, and long-term incentive opportunities) for Named Executive Officers at the 50th percentile of market.

  •
  A significant portion (ranging from 51% to 64%) of our Named Executive Officers' total compensation is considered by us to be "at risk."

  •
  Our Named Executive Officers receive long-term equity awards subject to performance-based as well as time-based vesting requirements. These long-term incentives constitute between 19% and 29% of our Named Executive Officers' total compensation. We believe these awards ensure that a significant portion of the executives' compensation is tied to long-term stock price performance, thereby aligning the executives' interests with those of stockholders.

  •
  The Board has adopted stock ownership guidelines that require executives to hold a minimum amount of our common stock, again aligning executives' interests with those of stockholders.

        The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

        Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

            RESOLVED, that the Company's stockholders approve the compensation of the Company's Named Executive Officers as described in this Proxy Statement, including the "Compensation Discussion and Analysis" section, the compensation tables and the other narrative compensation disclosures.

        The opportunity to vote on Proposal No. 2 is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal No. 2 is not binding upon us. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers identified in the Summary Compensation Table below.

Recommendation of the Board

        THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Background on the Advisory Vote

        Under an additional amendment to the Exchange Act recently adopted by Congress as part of the Dodd-Frank Act, stockholders also are able to indicate how frequently they believe an Advisory Vote on Executive Compensation, such as we have included in Proposal No. 2, should occur. By voting on this Proposal No. 3, you may indicate whether you would prefer that we hold an Advisory Vote on Executive Compensation every one, two or three years. For the reasons set forth below, it is our strong belief, and the Board's recommendation, that this vote occur every three years.

Reason for the Board Recommendation

        We have strong executive compensation and governance practices, as described in more detail elsewhere in this Proxy Statement. The Board believes that providing our stockholders with an Advisory Vote on Executive Compensation every three years (a "triennial vote") will encourage a long-term approach to evaluating our executive compensation policies and practices, consistent with the Compensation Committee's long-term philosophy on executive compensation. In contrast, focusing on executive compensation over an annual or biennial period would focus on short-term results rather than long-term value creation, which is inconsistent with our compensation philosophy, and could be detrimental to the Company and its financial results.

        Moreover, a short review cycle will not allow for a meaningful evaluation of our performance against our compensation practices, as any adjustment in pay practices would take time to implement and be reflected in our financial performance and in the price of our common stock. As a result, an Advisory Vote on Executive Compensation more frequently than every two or three years may not allow stockholders to compare executive compensation to our performance.

        Lastly, a triennial vote would allow us adequate time to compile meaningful input from stockholders on our pay practices and respond appropriately. This may be difficult to do on an annual or biennial basis, and both we and our stockholders would benefit from having more time for a thoughtful and constructive dialogue on why particular pay practices are appropriate for us.

        For the above reasons, the Board recommends that you vote to hold an Advisory Vote on Executive Compensation every three years. When voting on this Proposal No. 3, you have four choices: you may elect that we hold an Advisory Vote on Executive Compensation every year, every two years or every three years, or you may abstain from voting. The number of years that receives the highest number of votes will be the frequency that stockholders approve. The opportunity to vote on this Proposal No. 3 is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on this Proposal No. 3 is not binding upon us, and the Compensation Committee and the Board may decide that it is in the best interests of our stockholders and our Company to hold an Advisory Vote on Executive Compensation more or less frequently than the option approved by our stockholders. However, the Compensation Committee and the Board will consider the outcome of the vote when making future decisions on executive compensation.

Recommendation of the Board

        THE BOARD RECOMMENDS THAT YOU VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL NO. 4
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

Selection of the Accounting Firm

        The Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm to perform the audit of our financial statements for 2011, and we are asking you to ratify this appointment. Deloitte has been our independent accounting firm since 2005.

        The Audit Committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity, independence, and performance of the independent registered public accounting firm. Additionally, our Deloitte engagement audit partner is subject to regular rotation, the most recent rotation having occurred in 2010. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of Deloitte. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 4 does not ratify the appointment of Deloitte, the Audit Committee will review its future appointment of Deloitte.

        We expect that a representative of Deloitte will be present at the Annual Meeting and that the representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee also may, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC.

Principal Accountant Fees and Services

        The following is a summary of the fees billed or to be billed to us by Deloitte for professional services rendered for the years ended December 31, 2010 and December 31, 2009 (fees reflect additional audit efforts related to the Company being in, and emerging from, chapter 11 bankruptcy):

Fee Category	Fiscal Year 2010	Fiscal Year 2009
Audit Fees	$1,570,680	$1,247,610
Audit-Related Fees	—	40,066
Total Fees	$1,570,680	$1,287,676

        Audit Fees.    Consist of fees billed for professional services rendered for the annual audit of our consolidated financial statements and services that Deloitte normally provides in connection with statutory and regulatory filings or engagements.

        Audit-Related Fees.    Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include fees for retirement plan and captive insurance company audits.

        The Audit Committee determined that Deloitte's provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that Deloitte provided in 2010 and 2009 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

        THE BOARD RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

 AUDIT COMMITTEE REPORT

        The Audit Committee of the Board (the "Audit Committee") consists of the three directors whose names appear below. Each member of the Audit Committee meets the definition of "independent director" and otherwise qualifies to be a member of the Audit Committee under the NASDAQ rules.

        The Audit Committee's general role is to assist the Board in monitoring the Company's financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter annually. The current charter was approved in October 2010.

        As required by the charter, the Audit Committee reviewed the Company's financial statements for 2010 and met with management, as well as with representatives of Deloitte & Touche LLP ("Deloitte"), the Company's independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Deloitte the matters required to be discussed by applicable Public Company Accounting Oversight Board and Securities and Exchange Commission rules.

        In addition, the Audit Committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee concerning independence and discussed with members of Deloitte its independence from management and the Company.

        Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company's audited financial statements for 2010 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

        Furthermore, in connection with the standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by Deloitte, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

        The Audit Committee has selected Deloitte to be the Company's independent registered public accounting firm for 2011. In doing so, the Audit Committee considered the results from its review of Deloitte's independence, including (a) all relationships between Deloitte and the Company and any disclosed relationships or services that may impact their objectivity and independence, (b) their performance and qualification as an independent registered public accounting firm and (c) the fact that the Deloitte engagement audit partner is rotated on a regular basis as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of Deloitte to the stockholders for ratification. In the event that a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter do not ratify this appointment, the Audit Committee will review its future appointment of Deloitte.

                      Steven C. Oldham, Chairman
                      Kurt M. Cellar
                      Bernard R. Phillips III

STOCK OWNERSHIP

Security Ownership of Certain Stockholders, Directors and Executive Officers

        The following table sets forth information with respect to the beneficial ownership of the common stock of the Company as of March 1, 2011, by:

  •
  each person that is a beneficial owner of more than 5% of the common stock;

  •
  each of our directors and Named Executive Officers identified in the Summary Compensation Table below; and

  •
  all of our directors and executive officers as a group.

        The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The information relating to the Company's 5% beneficial owners is based on information received by the Company from such holders or filed by such holders with the SEC. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of a security, or investment power, which includes the power to dispose of or to direct the disposition of a security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Pursuant to the Plan of Reorganization, all of our outstanding shares of common stock were cancelled on October 28, 2010 and 10 million shares of new common stock were issued to the holders of senior secured claims and 135,063 shares were issued to certain holders of unsecured claims who exercised subscription rights for the right to receive shares of the new common stock.

        Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Unless otherwise noted below, the address of each person listed in the table is: c/o General Counsel, Hawaiian Telcom Holdco, Inc., 1177 Bishop Street, Honolulu, Hawaii 96813.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
5% or Greater Stockholders
Stephen Feinberg(1)	1,322,789	12.8%
McDonnell Investment Management, LLC(2)	973,941	9.6%
Loomis, Sayles & Company, L.P.(3)	839,228	8.3%
Wexford Capital LP(4)	822,275	8.0%
Paloma International L.P.(5)	795,740	7.8%
Capital World Investors(6)	666,399	6.3%
Par-Four Investment Management, L.L.C.(7)	608,443	6.0%
Directors and Named Executive Officers
Richard A. Jalkut	—	—
Kurt M. Cellar	—	—
Walter A. Dods, Jr.	—	—
Warren H. Haruki	—	—
Steven C. Oldham	—	—
Bernard R. Phillips III	—	—
Eric K. Yeaman	—	—
Robert F. Reich	—	—
John T. Komeiji	—	—
Michael F. Edl	—	—
Rose M. Hauser	—	—
All executive officers and directors as a group (13 persons)	—	—

(1)
Based on a Schedule 13G filed with the SEC on February 14, 2011. According to the Schedule 13G, Cerberus Series Four Holdings, LLC holds 1,136,042 shares of common stock and warrants to purchase 186,747 shares of common stock. The address for Stephen Feinberg is 299 Park Avenue, New York, NY 10171.

(2)
Based on a Schedule 13G filed with the SEC on February 17, 2011. According to the Schedule 13G, McDonnell Investment Management, LLC has shared dispositive power over all 973,941 shares and shared voting power over 960,714 shares. McDonnell Investment Management, LLC's address is 1515 West 22nd Street, Oak Brook, IL 60523.

(3)
Based on a Schedule 13G filed with the SEC on February 22, 2011. According to the Schedule 13G, Loomis, Sayles & Company, L.P. has sole dispositive power over all 839,228 shares and sole voting power over 829,652 shares. Loomis, Sayles & Company, L.P.'s address is One Financial Center, Boston, MA 02111.

(4)
Based on a Schedule 13G filed with the SEC on February 11, 2011. According to the Schedule 13G, Wexford Capital LP, Wexford GP LLC, Charles E. Davidson, and Joseph M. Jacobs have shared voting and shared dispositive power over all 822,275 shares. The address for Wexford Capital LP, Wexford GP LLC, Charles E. Davidson, and Joseph M. Jacobs is 411 West Putnam Avenue, Greenwich, CT 06830.

(5)
Based on a Schedule 13G filed with the SEC on February 14, 2011. According to the Schedule 13G,Paloma International L.P. and S. Donald Sussman have sole voting and sole dispositive power over all 795,740 shares. Paloma International L.P.'s address is Two American Lane, Greenwich, Connecticut 06836, and Mr. Sussman's address is 6100 Red Hook Quarter, 18B, Suites C, 1-6, St. Thomas, United States Virgin Islands 00802.

(6)
Based on a Schedule 13G filed with the SEC on February 14, 2011. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(7)
Based on a Schedule 13G filed with the SEC on February 14, 2011. According to the Schedule 13G, Par-Four Investment Management, L.L.C. and Robert B. Burke each have shared voting and shared dispositive power over all 608,443 shares and Flagstick Enhanced Credit Master Fund, Ltd. has shared voting and shared dispositive power over 587,354 shares. The address for Par-Four Investment Management, L.L.C., Flagstick Enhanced Credit Master Fund, Ltd., and Robert B. Burke is c/o Par-Four Investment Management, L.L.C., 50 Tice Boulevard, Woodcliff Lake, NJ 07667.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe that all persons subject to reporting filed the required reports on time in 2010.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides information concerning the 2010 compensation program for the executive officers identified in the Summary Compensation Table below (the "Named Executive Officers"). This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

  Fiscal 2010 Financial Performance and Executive Compensation

        In 2010, the Company succeeded in emerging from chapter 11 bankruptcy, stabilized operating revenues, reduced operating expenses by $11 million, and increased total EBITDA year-over-year by $4 million, the first time since the formation of the Company in 2004 that the Company showed an increase in total EBITDA. In addition, the Company exceeded its 2010 corporate performance goals for gross revenue, adjusted EBITDA, cash flow, and customer satisfaction. Consistent with the Company's philosophy of paying for performance, but reflecting the current economic environment, no Named Executive Officer received a base salary increase in 2010, but each Named Executive Officer received a performance compensation award for 2010 reflecting the Company's performance with respect to the 2010 corporate performance metrics as well as a Special Performance Program award reflecting their efforts in the successful chapter 11 process. Pursuant to the Plan of Reorganization approved by the Bankruptcy Court, each Named Executive Officer also received restricted stock units pursuant to a new 2010 Equity Incentive Plan.

  Executive Compensation Philosophy

        We are in a highly technical and competitive industry and compete with many other companies for qualified executives. To meet this challenge, our Compensation Committee seeks to offer a compensation program that is competitive; attracts, retains, and motivates highly skilled executives who contribute to the Company's success; aligns our executives' interests with the creation of stockholder value; and helps us achieve our financial and strategic objectives by tying a substantial portion of the executives' annual and long-term compensation to the achievement of meaningful performance objectives. To date, we have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, but our Compensation Committee refers to surveys conducted by its compensation consultant in determining the appropriate allocation of our executives' total compensation among annual base salary, annual cash performance compensation, and long-term, equity-based compensation.

  Executive Compensation Process

  Role of the Compensation Committee

        Our Compensation Committee is responsible for establishing our executive compensation philosophy and administering our executive compensation program, including reviewing and approving the compensation of our Named Executive Officers. It also has the responsibility to assess the compensation policies and practices for all employees to determine if they create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee regularly consults with and reports to our full Board of Directors on its deliberations and actions.

        The Compensation Committee intends to review our executive compensation program on a periodic basis to determine whether it is appropriate, properly coordinated, and achieves its intended purposes.

  Role of Management

        In carrying out its responsibilities, our Compensation Committee works with our Chief Executive Officer and other members of our senior management team to obtain information such as Company and individual performance, market data, and management's perspective and recommendations on compensation matters. Typically, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of executives other than himself and attends Compensation Committee and Board meetings at which such compensation matters are discussed (other than those portions of such meetings involving his own compensation).

  Role of Compensation Consultant

        The Compensation Committee has the authority to retain the services of compensation consultants and other advisors from time to time, as it deems necessary or appropriate, in connection with the establishment and administration of the Company's compensation and employee benefit plans, policies and programs. In November 2010, the Compensation Committee engaged Pay Governance LLC, an independent, national compensation consulting firm, to perform various compensation advisory services on behalf of the Compensation Committee. Pay Governance LLC serves at the discretion of the Compensation Committee. It did not provide any other services to our Company in 2010.

  Use of Competitive Data

        To assess the competitiveness of our executive compensation program and compensation levels, in 2008 the Company engaged Towers Perrin (now Towers Watson), an independent human resource consulting firm, to conduct a market compensation study of 21 top executive positions based on national market survey data from three public survey data sources (updated to be effective January 2009): the Towers Perrin 2008 Executive and Middle Management Databases, the Watson Wyatt 2008/2009 Top Management Compensation Survey, and the Mercer 2008 Executive Benchmark Database. Data that was segmented by revenue was selected to align with the Company's annual revenues. In addition to the national market survey data, Towers Perrin reviewed compensation data (as reported in proxy statements) for the five highest-paid officers at the following peer telecommunications companies: Alaska Communications Systems Group Inc., CenturyTel Inc. (now CenturyLink, following its 2009 acquisition of Embarq Corporation), Cincinnati Bell Inc., Consolidated Communications Holdings Inc., Embarq Corporation, FairPoint Communications Inc., Frontier Communications Corporation, Iowa Telecommunications Services Inc., and Windstream Corporation. The Compensation Committee intends to review our peer group periodically and make adjustments to its composition as necessary.

  Tax and Accounting Considerations

        In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to the Company and to its executives, accounting consequences to the Company, and the impact of certain arrangements on stockholder dilution. However, to maintain maximum flexibility in designing compensation programs, the Compensation Committee, while considering these items as factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to have a particular tax or accounting result, to be deductible by the Company, or to achieve a specific level of stockholder dilution.

        Our Compensation Committee considers the provisions of Section 162(m) of the Internal Revenue Code and related regulations that restrict deductibility for federal income tax purposes of executive compensation paid to our executive officers, to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The members of our Compensation Committee qualify as outside directors for purposes of exempting executive compensation from the limits on deductibility under Section 162(m). However, in the event our Compensation Committee believes that our interests are best served, in a particular situation, by providing compensation that does not qualify as performance-based compensation under Section 162(m), it may grant compensation which may be subject to the $1,000,000 annual limit on deductibility, including base salary, annual cash bonuses, and equity awards.

        Sections 280G and 4999 of the Internal Revenue Code provide that executive officers, persons who hold significant equity interests, and certain other highly-compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our Company that exceeds certain prescribed limits, and that our Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Further, Section 409A of the Internal Revenue Code imposes certain additional taxes on service providers who enter into certain deferred compensation arrangements that do not comply with the requirements of Section 409A. We have not agreed to pay any executive officer, including any Named Executive Officer, a "gross-up" or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A.

  Executive Compensation Program

        For 2010, our Named Executive Officers' compensation consisted of (1) base salary, (2) cash-based performance compensation, and (3) equity compensation. These elements are designed together to motivate our Named Executive Officers to perform in a manner that will enable us to meet our strategic goals. Set forth below is the rationale for each element of our executive compensation program and a discussion of the decisions made with respect to each such element for fiscal year 2010.

        Base Salary.    Base salaries for our Named Executive Officers are based on the scope of their responsibilities, taking into account competitive market compensation paid by comparable companies for similar positions. The 2008 Towers Perrin study determined that our executive base salaries, on average, were approximately at the 50th percentile of the market. The base salaries of our Named Executive Officers were not revised as a result of the study.

        Base salary merit increases for Named Executive Officers are considered each year and are based on the individual performance appraisals of the executives and on the amount of the merit increase pool budgeted by management for the year in question. In addition to the 2008 Towers Perrin study, for 2010, the Compensation Committee took into consideration salary adjustment survey data obtained from Hawaii businesses by the Hawaii Employers Council. The Chief Executive Officer reviewed the performance of the other Named Executive Officers and the Compensation Committee reviewed the performance of the Chief Executive Officer.

        After considering Hawaii's economic situation, our competitive business environment, and our still challenging cost structure, and reviewing broader economic projections for 2011, the Compensation Committee decided, based upon the recommendation of management, not to award any base salary increases in 2010 for non-union employees, including the CEO and the other Named Executive Officers.

        The following table shows the base salary information for each Named Executive Officer:

Name	Base Salary as of December 31, 2009	Base Salary as of December 31, 2010	Percentage Increase in Base Salary
Eric K. Yeaman	$696,000	$696,000	0%
Robert F. Reich	$320,000	$320,000	0%
John T. Komeiji	$317,200	$317,200	0%
Michael F. Edl	$305,000	$305,000	0%
Rose M. Hauser	$304,200	$304,200	0%

        Annual Performance Compensation Plan.    The annual Performance Compensation Plan provides our Named Executive Officers and other key employees with the opportunity to obtain, in addition to their base salary, an annual cash performance payment that is dependent upon achieving stated corporate and/or individual performance goals. Any cash performance payments generally are awarded no later than the end of the first quarter of the following year. Employment with the Company at the time of award is a prerequisite to receiving an award. The 2008 Towers Perrin market compensation study determined that our target annual performance payments for the Company's executives were close to or above the market 75th percentile, with the exception of our Chief Executive Officer, whose target annual performance payment was between the 50th and 75th percentile.

        The Performance Compensation Plan is reviewed annually and its terms may be modified from time to time to reflect changes in the Company's business strategies and focus. The Compensation Committee approves the target annual performance payment awards for our Chief Executive Officer and other Named Executive Officers and the corporate and individual performance goals, if any, and their relative weights. The performance payment is calculated as a percentage of the employee's annual salary. For our Named Executive Officers for 2010, the percentages of annual salary used to determine the target performance payment ranged from 66% to 100%. Depending on the achievement of the predetermined targets, as determined by the Compensation Committee, the annual performance payment may be less than or greater than the target annual performance payment. In addition, solely at our discretion, additional performance-based compensation may be paid to our Named Executive Officers and other key employees. The performance compensation calculations are based on our audited financial results.

        For the 2010 plan year, the Compensation Committee determined that the Performance Compensation Plan should be based on the achievement of the following Company goals: revenue, adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization), net cash flow, and customer satisfaction, with the relative weighting and performance target levels set forth in the chart below and with the potential impact of unanticipated restructuring items, if any, excluded from the calculation of the 2010 awards. Customer satisfaction was based on a survey of the Company's residential customers conducted by an independent market research firm. The threshold and maximum levels were 95% and 105%, respectively, of target revenue, 90% and 110%, respectively, of target adjusted EBITDA, 120% and 80%, respectively, of target net cash flow, and five percentage points below and above, respectively, of target customer satisfaction. Individual payouts were contingent upon the executive obtaining a "meets expectations" or better performance evaluation. Target annual performance payments were based on a payout schedule that has a target/maximum of 100%/100% for the CEO and 66%/79.2% for the other Named Executive Officers. The performance payments of our executive officers other than the CEO may be subjectively allocated by the CEO within the performance compensation pool composed of senior vice presidents, vice presidents, executive directors, and directors. In addition, the Compensation Committee adopted management's recommendation to establish an $8.5 million limit on the total payout under the Performance Compensation Plan for the 2010 plan year.

        The Company's performance for 2010 was $401 million for revenue and $114 million for adjusted EBITDA, which were above target but below the maximum levels, and $(15) million for net cash flow and year-over-year improvement in survey results by 17 percentage points for customer satisfaction, which were above the maximum levels, resulting in an overall achievement of 107.3% of the targets when adjusted for the 120% maximum level limits for net cash flow and customer satisfaction. Based on the foregoing, and applying the $8.5 million limit on the total payout, the Compensation Committee approved 2010 performance payments for the Named Executive Officers that were approximately 91.5% of their target annual performance payments, summarized as follows:

Corporate Performance Metric	Target ($ in millions)(1)	Actual Result ($ in millions)(1)	Actual Result as a Percentage of Target (1)(2)(3)	Weighting	Actual Payout as a Percentage of Target (1)(3)
Revenue	$400	$401	100.3%	35%	35.4%
Adjusted EBITDA	$113	$114	101.2%	35%	35.8%
Net Cash Flow	$(29)	$(15)	120.0%	15%	18.0%
Customer Satisfaction	year-over-year	year-over-year	120.0%	15%	18.0%

	improvement in	improvement in
	survey results by 5 percentage points	survey results by 17 percentage points
Payout percentage without adjustment for $8.5 million limit					107.3%

Payout percentage after adjustment for $8.5 million limit					91.5%

(1)
Rounded to nearest million dollars or tenth of a percent, as applicable.

(2)
Determined by interpolation based on how the actual results compared to the threshold, target, and maximum levels.

(3)
Reflects 120% maximum level limits for net cash flow and customer satisfaction.

        The following chart shows the 2010 target and actual annual performance payment awards, as represented by reference to the applicable percentage of base salary, and dollar payouts for each Named Executive Officer:

Name	Target as a Percentage of Base Salary	Potential Payout Range as a Percentage of Base Salary	Actual Payout as a Percentage of Base Salary	Actual Payout
Eric K. Yeaman	100%	0-100%	91.5%	$636,696
Robert F. Reich	66%	0-79.2%	60.4%	$193,204
John T. Komeiji	66%	0-79.2%	60.4%	$191,514
Michael F. Edl	66%	0-79.2%	60.4%	$184,148
Rose M. Hauser	66%	0-79.2%	60.4%	$183,665

        Stock Option Plan.    The Stock Option Plan of Hawaiian Telcom Holdco, Inc. (the "Stock Option Plan") was intended (1) to provide additional long-term incentives to our Named Executive Officers, other key employees and our directors and (2) to recruit and retain executives, other key employees, and directors. Stock option grants generally were made at the commencement of service, with no additional grants made on an annual or other basis. No options were granted in 2010 to our Named Executive Officers. None of the stock options granted under the Stock Option Plan have been exercised and the recipients of stock options have never received any value from the Stock Option Plan. Pursuant to the Plan of Reorganization, effective upon the Company's emergence from chapter 11 on October 28, 2010, the Stock Option Plan and all outstanding options granted thereunder were terminated.

        2010 Equity Incentive Plan.    As contemplated by the Plan of Reorganization, on October 29, 2010, the Board of Directors of the reorganized Company adopted the 2010 Equity Incentive Plan, which provides key employees and non-employee directors of the Company and its subsidiaries with the opportunity to receive stock options, restricted stock units, and other equity-based awards. Towers Watson assisted with the development of the 2010 Equity Incentive Plan described below. The maximum number of shares of New Common Stock issuable pursuant to awards granted under the 2010 Equity Incentive Plan is 1,400,000 shares. On October 29, 2010, the Board of Directors granted a total of 474,738 restricted stock units (RSUs) to our Named Executive Officers and other key executives. The RSU awards were intended to provide long-term compensation for a three-year period beginning 2010, and the size of the RSU awards was based on the recommendations of Towers Watson consistent with its assessment of competitive long-term incentive compensation levels, as well as on a $160 million valuation of the Company's equity supported by an independent valuation issued in October 2010. The following chart shows the RSU awards for each Named Executive Officer:

Name/Position	Number of RSUs
Eric K. Yeaman	205,416
Robert F. Reich	41,083
John T. Komeiji	40,724
Michael F. Edl	31,326
Rose M. Hauser	31,244

        The RSUs awarded to our Named Executive Officers were divided equally into time-based RSUs and performance-based RSUs. The time-based RSUs will vest in equal installments over a four-year period on the annual anniversaries of the October 28, 2010 date that the Company emerged from chapter 11. The performance-based RSUs will vest in equal installments on the applicable determination date for each of four calendar years beginning with 2011, subject to the applicable performance goal being met. The determination date for each calendar year is the date in the year following such calendar year on which the Compensation Committee determines whether the applicable performance goal has been met. The performance goal is met for a given year if the Company's adjusted EBITDA for that year exceeds the prior year's adjusted EBITDA by at least three percent. However, the Compensation Committee will have the discretion to reduce the number of RSUs that are deemed vested if it determines that the facts and circumstances justify such reduction. It also will have the discretion, in the event the performance goal is not met in a given year, to determine that, taking into consideration the degree of the Company's success in meeting its performance targets under the Company Performance Compensation Plan, some of the performance-based RSUs nevertheless should vest. If the Company's adjusted EBITDA for a particular year does not exceed the adjusted EBITDA for the prior (measurement) year by at least three percent, the Company has the opportunity to make up for such shortfall in a later year if the adjusted EBITDA for such later year exceeds the adjusted EBITDA for the measurement year by at least 3% on an annual compounded basis. The RSU awards are non-transferable, and the shares issued pursuant to vesting of performance-based RSUs will be non-transferable subject to such transfer restriction lapsing in equal annual installments over a three-year period.

        In the event of death, disability, or termination of employment without cause or for good reason, unvested time-based RSUs held by our Named Executive Officers other than Mr. Yeaman that otherwise would have vested on the next anniversary of the date of emergence, and unvested performance-based RSUs held by our Named Executive Officers other than Mr. Yeaman that otherwise would have vested on the next determination date depending upon achievement of the applicable performance goal, would vest on a pro-rated basis. In the case of Mr. Yeaman, death or disability would result in the immediate vesting of both the unvested time-based RSUs scheduled to become vested on the next anniversary of the date of emergence and the unvested performance-based RSUs scheduled to become vested on the next determination date, and termination of employment without cause or for good reason would result in the immediate vesting of the unvested time-based RSUs scheduled to become vested on the next anniversary of the date of emergence while the unvested performance-based RSUs scheduled to become vested on the next determination date would remain outstanding and would vest on such determination date depending upon achievement of the applicable performance goal. Any transfer restrictions applicable to any shares of common stock previously issued to the Named Executive Officers upon vesting of performance-based RSUs would immediately lapse.

        In the event of a change in control, all unvested RSUs held by our Named Executive Officers other than Mr. Yeaman would vest immediately. In the case of Mr. Yeaman, his unvested performance-based RSUs scheduled to vest on the next determination date would vest immediately subject to achievement of the applicable performance goal as determined by the Compensation Committee at the time of the change in control, and the unvested time-based RSUs scheduled to vest on the next anniversary of the date of emergence would vest immediately on a pro-rated basis. Any transfer restrictions applicable to any shares of common stock previously issued to our Named Executive Officers upon vesting of performance-based RSUs would immediately lapse.

        Executive Incentive Program.    A specific objective of the Compensation Committee in late 2008 was to provide executive officers with an appropriate performance and retention incentive during the Company's balance sheet restructuring process that would take into account the Company's lack of an adequate long-term incentive program. In late 2008, the Compensation Committee recommended, and the Board of Directors subsequently adopted, a performance-based Executive Incentive Program formulated by Towers Perrin (now Towers Watson) that provided for performance and retention incentive payouts to executives that were to be based on the equity commitments made to the executives when they joined the Company and reflected the fact that the Company stock option program no longer provided a meaningful reward opportunity. The payouts were to be based on the Company achieving the same threshold, target, and maximum performance metrics applicable to the Performance Compensation Plan for the 2008 and 2009 plan years. The threshold and maximum levels would be 75% and 120%, respectively, of target. Payouts were to be in two increments: 50% was to be based on 2008 performance and to be paid upon completion of the restructuring process but no earlier than payouts under the 2008 Performance Compensation Plan, and 50% was to be based on 2009 performance and to be deferred to two years after approval of the program. No amounts had been paid under this Program. Further, the Company did not seek Bankruptcy Court approval of this program and, accordingly, the program was deemed terminated upon the Company's emergence from chapter 11.

        Special Performance Program.    In light of the termination of the Executive Incentive Program upon the Company's emergence from chapter 11, the Board of Directors of the reorganized Company determined that it was in the best interests of the Company to adopt an alternative program that would provide the executives with one-time performance payments which served to recognize (i) the executives' dedicated efforts and performance throughout the chapter 11 process that began in 2008, (ii) their decision to remain with the Company during the chapter 11 process and thereby ensure a successful restructuring, (iii) the unfulfilled equity commitments that had been made to them when they joined the Company, and (iv) the lack of an adequate long-term incentive program during this period of time. Accordingly, on October 29, 2010, the Compensation Committee adopted a Special Performance Program that authorized one-time performance payments for such purposes that were based on performance during the restructuring process. More specifically, 50% of the payout under the Special Performance Program was based on 2008 corporate performance and 50% was based on 2009 corporate performance, using the same revenue, adjusted EBITDA, and net cash flow goals and performance target levels that were used for the Performance Compensation Plan for such years. The target performance payout amounts for the Named Executive Officers were based on a study developed by Towers Perrin just prior to commencement of the chapter 11 process, as follows: Eric K. Yeaman—$2,300,000, Robert F. Reich—$340,000, John T. Komeiji—$340,000, Michael F. Edl—$340,000, and Rose M. Hauser—$340,000.

        The threshold and maximum levels were 75% and 120%, respectively, of the target levels, with the calculation of the performance payout amounts to exclude restructuring costs and estimated impact of restructuring on the business results. In order to encourage the executives to remain with the Company through the end of 2010, and thereby ensure a successful transition out of chapter 11, 50% of the payment amount was paid upon approval of the Special Performance Program on October 29, 2010 and 50% was conditioned upon continued employment through the end of 2010. Payments were further conditioned upon the executive remaining employed by the Company until the time of payment, with exception for termination without cause or for good reason, in which case, the payment that would otherwise have been earned based on the achievement of the applicable performance goals would be paid.

        The Special Performance Program awards received by the Named Executive Officers in 2010 are as follows: Eric K. Yeaman—$2,218,350, Robert F. Reich—$327,930, John T. Komeiji—$327,930, Michael F. Edl—$327,930, and Rose M. Hauser—$327,930.

  Retirement and Other Benefits

        We have a tax-qualified Section 401(k) retirement savings plan for our employees, including the Named Executive Officers, who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions, not to exceed the applicable statutory income tax limitation (which was $16,500 in 2010). In addition, we may make discretionary contributions to the plan in any year, up to certain limits. In 2010, we provided a matching contribution equal to 100% of a participant's salary deferrals, up to a maximum of 6% of a participant's compensation. Our contributions to the accounts of the Named Executive Officers are shown in the All Other Compensation column of the Summary Compensation Table below. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

        Additional benefits received by our Named Executive Officers include Company-funded executive group life, disability, and accidental death and dismemberment insurance; reimbursement of out-of-pocket medical expenses; entitlement to severance benefits in the event of termination of employment under certain circumstances (as described in more detail below); and group medical plans and medical and dependent care flexible spending accounts available to salaried employees generally.

        Except as described herein, we generally do not provide perquisites or other personal benefits to our Named Executive Officers. Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites in limited circumstances, such as where we believe they are appropriate to assist our executives in the performance of their duties, to make our executives more efficient and effective, and/or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

        While we intend to continue to maintain our current benefits and perquisites for our Named Executive Officers, we have discretion to revise, amend, or add to them. We believe these benefits and perquisites are at competitive levels for comparable companies.

  Severance Benefits

        Our Board of Directors recognized that it needed to provide competitive compensation packages to attract experienced and skilled executives in a dynamic labor market, including competitive severance packages. We believe that entering into the employment agreements with our Named Executive Officers allows them to maintain continued focus and dedication to their assigned duties to maximize stockholder value. A discussion of the severance benefits of our Named Executive Officers is explained in greater detail under "Potential Payments on Termination or Change in Control" set forth below.

  Approach to Fiscal Year 2011 Compensation

        Upon emergence from chapter 11 reorganization on October 28, 2010, the Company began operating under new ownership and the leadership of a new Board of Directors, and we began formulating a pay structure that would support our business strategy and operations going forward. In February 2011, pursuant to the request of the Compensation Committee, Pay Governance LLC completed an evaluation of the competitiveness and effectiveness of the total compensation package offered to our Named Executive Officers, other senior vice presidents, and vice presidents. Such evaluation compared Company compensation levels for 14 executive positions to data from the following sources: the Towers Watson 2010/2011 Survey Report on Top Management Compensation, the Mercer 2010 Executive Benchmark Database, and proxy-reported compensation for peer telecommunications companies. Data that was segmented by revenue was selected to align with the Company's annual revenues. The evaluation concluded that, on average, current executive base salaries were positioned between the 50th and 62.5th percentiles of the competitive survey data, current target annual performance payments were positioned around the 75th percentile, and our long-term incentive compensation (as a percentage of base salary) was below the 50th percentile. Target total cash compensation (the sum of base salary and target annual performance compensation) was, on average, between the 62.5th and 75th percentiles, while target total direct compensation (the sum of base salary, target annual performance compensation, and long-term incentive compensation) was, on average, between the 50th and 62.5th percentiles. Following a review of the evaluation, our Compensation Committee at its March 2011 meeting determined that our executive target total direct compensation should be targeted at the 50th percentile.

  Other Compensation Policies

  Stock Ownership Guidelines

        Our Board believes that ownership of our common stock by our directors and officers promotes a focus on long-term growth and aligns the interests of our directors and officers with those of our stockholders. As a result, our Board of Directors, in October 2010, adopted stock ownership guidelines requiring our Chief Executive Officer, senior vice presidents, and non-employee directors to achieve, not later than five years after the later of the date of adoption of the stock ownership guidelines and the date the individual becomes Chief Executive Officer, senior vice president, or non-employee director, ownership of our common stock with a value at least as great as the values noted below:

    Chief Executive Officer and senior vice presidents—200% of annual base salary

    Non-employee directors—200% of annual cash retainer

Such ownership includes ownership of restricted as well as unrestricted shares of common stock, whether owned by the individual, jointly, or by the individual's revocable living trust.

  Prohibition Against Certain Equity Transactions

        Our common stock only recently began trading publicly, and none of our directors or Named Executive Officers currently own any common stock. We do not currently have a policy regarding hedging the economic risk of the ownership of shares of our common stock for our Named Executive Officers, but we contemplate that such a policy will be developed later.

  Compensation Recovery Policy

        Once final rules contemplated by the Dodd-Frank Act are issued regarding clawback policies, we intend to develop a policy regarding retroactive adjustments to our Named Executive Officers' compensation in situations where such compensation was predicated upon the achievement of financial results that subsequently were the subject of a financial restatement.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2010.

                      Respectfully Submitted By:
                      The Compensation Committee

                      Warren H. Haruki, Chairman
                      Walter A. Dods, Jr.
                      Bernard R. Phillips III

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report shall not be deemed to be incorporated by reference into any such filings, unless we specifically incorporate these reports by reference in some other filed document.

 Relationship between Compensation Plans and Risk

        We believe that the Company's compensation programs, either individually or in the aggregate, do not encourage executives or employees to undertake unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us. We note the following mitigating factors:

  •
  The Compensation Committee sets the performance goals for our annual Performance Compensation Plan. These goals typically are objective financial goals which the Compensation Committee believes are appropriately correlated with stockholder value;

  •
  The use of equity awards fosters executive retention and aligns our executives' interests with those of our stockholders;

  •
  The use of a long-term incentive vehicle, restricted stock units, that vest over a number of years and serve to align our executives' interests with those of our stockholders; and

  •
  Stock ownership guidelines for senior executives, monitored by the Compensation Committee, that encourage alignment with stockholder interests over the long term.

Summary Compensation Table

        The following table sets forth information regarding compensation earned during 2009 and 2010 by our principal executive officer and principal financial officer and the three other most highly compensated executive officers who were serving as executive officers at the end of 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Eric K. Yeaman	2010	696,000	2,218,350	2,547,158	—	636,696	—	624,532	6,722,736
President and Chief Executive Officer	2009	673,846	—	—	—	623,981	—	26,297	1,324,125
Robert F. Reich	2010	320,000	327,930	509,442	—	193,204	—	21,918	1,372,494
Senior Vice President, Chief Financial Officer and Treasurer	2009	318,154	—	—	—	194,443	—	19,146	531,742
John T. Komeiji	2010	317,200	327,930	504,978	—	191,514	—	22,178	1,363,800
Senior Vice President and General Counsel	2009	316,000	—	—	—	193,126	—	21,400	530,526
Michael F. Edl	2010	305,000	327,930	388,442	—	184,148	—	23,515	1,229,035
Senior Vice President—Network Services	2009	303,846	—	—	—	185,699	—	25,610	515,155
Rose M. Hauser	2010	304,200	327,930	387,426	—	183,665	—	18,793	1,222,014
Senior Vice President and Chief Information Officer	2009	303,231	—	—	—	185,322	—	18,992	507,546

(1)
Represents cash performance payments earned for the fiscal year identified in column (b) under the Company's Special Performance Program.

(2)
Represents the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock unit awards under the 2010 Equity Incentive Plan. There can be no assurance that these grant date fair values will ever be realized by the Named Executive Officers. See the "Grants of Plan-Based Awards" table below for information on restricted stock unit awards made in fiscal 2010.

(3)
Represents cash performance payments earned for the fiscal year identified in column (b) under the Company's Performance Compensation Plan.

(4)
"All Other Compensation" in 2010 includes: (i) amounts contributed by the Company to its 401(k) plan (Mr. Yeaman—$16,500, Mr. Reich—$16,500, Mr. Komeiji—$16,500, Mr. Edl—$16,500, and Ms. Hauser—$13,224), (ii) a one-time $600,000 cash payment paid to Mr. Yeaman pursuant to the terms of his amended employment agreement in consideration for his foregoing a $5,000,000 change of control payment that would have been payable upon the Company's emergence from chapter 11 bankruptcy, (iii) premiums paid with respect to supplemental term life, accidental death and dismemberment, disability and health benefits for the benefit of the Named Executive Officers, and (iv) reimbursement of out-of-pocket medical expenses for each of the Named Executive Officers.

 Employment Agreements

        Each of Ms. Hauser and Messrs. Yeaman, Reich, Komeiji and Edl have entered into an employment agreement with us.

        Each of the employment agreements of Ms. Hauser and Messrs. Reich, Komeiji, and Edl has no specified term but instead provides that the Named Executive Officer is an employee at-will of the Company and that either party may terminate the employment agreement at any time. Mr. Yeaman's employment agreement, which had an initial four-year term that began June 16, 2008, was amended in April 2010 effective upon the Company's emergence from chapter 11 bankruptcy to provide for a term of four years beginning with the date of the Company's emergence from chapter 11 bankruptcy, renewable by the Board upon written notice no later than ninety days prior to the end of such new four-year term. The amended employment agreement was entered into to accommodate the Company's emergence from chapter 11 bankruptcy and required Mr. Yeaman to forego certain payments to which he was entitled under his original employment agreement in the event of a "Change in Control" or "Exit Event" as defined in the agreement (including foregoing a $5 million cash payment related to the change in ownership resulting from the Company's emergence from chapter 11 bankruptcy), in consideration for which Mr. Yeaman received a one-time $600,000 cash payment following emergence from chapter 11 bankruptcy. The amended employment agreement further provides that Mr. Yeaman's target and maximum opportunity under the Company's Performance Compensation Plan will be 100% of his base salary, that his potential lump sum cash severance payment in the event of termination without cause or for good reason will be two times the sum of his annual base salary and his target level payment under the Performance Compensation Plan, and that he will be entitled to receive, under the 2010 Equity Incentive Plan, restricted stock units with a potential value of $1.2 million that vest in equal annual installments over four years and restricted stock units with a potential value of $1.2 million that vest only upon the achievement of performance goals to be established annually by the Compensation Committee. The vesting is subject to Mr. Yeaman's continued employment with the Company on each applicable vesting date and is subject to accelerated vesting in the event of a change of control of the Company, termination of Mr. Yeaman's employment without cause or for good reason, or his death or disability.

        Under the terms of their employment agreements, Ms. Hauser and Messrs. Reich, Komeiji, and Edl also are each eligible to receive an annual performance payment under our Performance Compensation Plan, pursuant to which performance payments are tied to achieving certain corporate and/or individual performance goals, with a target performance payment of 66% of annual base salary. They also are entitled to participate in our Equity Incentive Plan and our employee benefit plans, programs and arrangements at a level commensurate with their position.

Grants of Plan-Based Awards

        The following table summarizes pertinent information concerning plan-based awards granted to the Named Executive Officers during 2010:

Grants of Plan-Based Awards

								All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Eric K. Yeaman	—	522,000	696,000	835,200	—	—	—	—	—	—	—
President and Chief Executive Officer and Director	10/29/10	—	—	—	—	102,708	—	102,708	—	—	2,547,158
Robert F. Reich	—	158,400	211,200	253,440	—	—	—	—	—	—	—
Senior Vice President, Chief Financial Officer and Treasurer	10/29/10	—	—	—	—	20,541	—	20,542	—	—	509,442
John T. Komeiji	—	157,014	209,352	251,222	—	—	—	—	—	—	—
Senior Vice President and General Counsel	10/29/10	—	—	—	—	20,362	—	20,362	—	—	504,978
Michael F. Edl	—	150,975	201,300	241,560	—	—	—	—	—	—	—
Senior Vice President—Network Services	10/29/10	—	—	—	—	15,663	—	15,663	—	—	388,442
Rose M. Hauser	—	150,579	200,772	240,926	—	—	—	—	—	—	—
Senior Vice President and Chief Information Officer	10/29/10	—	—	—	—	15,622	—	15,622	—	—	387,426

(1)
Represents estimated payouts under the Company's Performance Compensation Plan. The actual payouts are reflected in column (g) of the Summary Compensation Table.

(2)
Each restricted stock unit award listed in columns (g) and (i) was granted under the 2010 Equity Incentive Plan. Half of the restricted stock units of each award are time-based restricted stock units (column (i)) that vest in equal annual increments over a four-year period starting from October 28, 2010, and half are performance-based restricted stock units (column (g)) that vest over four years subject to the performance goal being met each of the four years beginning 2011.

Outstanding Equity Awards at Fiscal Year-End

        The following table summarizes the outstanding equity award holdings held by the Named Executive Officers at December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options						Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
							Market Value of Shares or Units of Stock That Have Not Vested ($)
						Number of Shares or Units of Stock That Have Not Vested (#)
				Option Exercise Price ($)
Name	(#) Exercisable	(#) Unexercisable			Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Eric K. Yeaman	—	—	—	—	—	—	—	205,416	5,751,648
President and Chief Executive Officer and Director
Robert F. Reich	—	—	—	—	—	—	—	41,083	1,150,324
Senior Vice President, Chief Financial Officer and Treasurer
John T. Komeiji	—	—	—	—	—	—	—	40,724	1,140,272
Senior Vice President and General Counsel
Michael F. Edl	—	—	—	—	—	—	—	31,326	877,128
Senior Vice President—Network Services
Rose M. Hauser	—	—	—	—	—	—	—	31,244	874,832
Senior Vice President and Chief Information Officer

(1)
The market value of the restricted stock units that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 31, 2010, which was $28.00.

Option Exercises and Stock Vested

        There were no exercises of stock options or vesting of stock by the Named Executive Officers during 2010.

Pension Benefits

        None of the Named Executive Officers participate in or have account balances in the Hawaiian Telcom Management Pension Plan.

Nonqualified Deferred Compensation

        None of the Named Executive Officers participate in or have account balances in a non-qualified defined contribution plan or other deferred compensation plan maintained by the Company.

 Potential Payments on Termination or Change in Control

        The quantities stated below assume termination as of December 31, 2010.

        Upon termination of Mr. Yeaman's employment either by us without cause or by him for good reason as of December 31, 2010, he is entitled to receive a lump sum equal to (i) two times the sum of his annual base salary and his annual performance payment at the target level under the Performance Compensation Plan ($2,784,000), and (ii) the amount of his annual performance payment under the Performance Compensation Plan deemed to be earned for the most recent fiscal year but not yet paid, in the event the termination occurs after the beginning of the year but prior to the date of payment ($696,000).

        Upon termination of Mr. Reich's employment by us without cause, he is entitled to (i) continue to receive his base salary for twelve months following termination ($320,000), subject to termination in the event he breaches any of the covenants described in his employment agreement or becomes employed with another company based on more than twenty hours per week, (ii) continue to receive, for the time period set forth in clause (i), coverage for himself and any dependents under the Company group health benefit plans in which they were entitled to participate immediately prior to the date of termination other than certain supplemental coverage plans available to senior executives ($10,159), and (iii) a pro-rata portion of his performance payment under the Performance Compensation Plan for the year of termination ($211,200), to be paid at the same time as performance payments are paid to the other executive officers.

        Upon termination of Mr. Komeiji's employment either by us without cause or by him for good reason, he is entitled to (i) continue to receive his base salary for twelve months following termination ($317,200), subject to termination in the event he breaches any of the covenants described in his employment agreement, (ii) continue to receive, for the time period set forth in clause (i), coverage for himself and any dependents under the Company group health benefit plans in which they were entitled to participate immediately prior to the date of termination other than certain supplemental coverage plans available to senior executives ($15,028), and (iii) a pro-rata portion of his performance payment under the Performance Compensation Plan for the year of termination ($209,352), to be paid at the same time as performance payments are paid to the other executive officers. His employment agreement also provides that, upon termination of his employment due to his death or disability, he or his estate is entitled to receive a lump sum equal to six months of his base salary ($158,600) and the pro-rata portion of his performance payment under the Performance Compensation Plan based upon the Company's year-to-date performance ($209,352), to be determined in good faith by the Compensation Committee.

        Upon termination of Mr. Edl's employment either by us without cause or by him for good reason, he is entitled to (i) continue to receive his base salary for twelve months following termination ($305,000), subject to termination in the event he breaches any of the covenants described in his employment agreement or becomes employed with another company based on more than twenty hours per week, (ii) continue to receive, for the time period set forth in clause (i), coverage for himself and any dependents under the Company group health benefit plans in which they were entitled to participate immediately prior to the date of termination other than certain supplemental coverage plans available to senior executives ($15,028), and (iii) a pro-rata portion of his performance payment under the Performance Compensation Plan for the year of termination ($201,300), to be paid at the same time as performance payments are paid to the other executive officers. His employment agreement also provides that, upon termination of his employment due to his death or disability, he or his estate is entitled to receive a lump sum equal to six months of his base salary ($152,500) and the pro-rata portion of his performance payment under the Performance Compensation Plan based upon the Company's year-to-date performance ($201,300), to be determined in good faith by the Compensation Committee.

        Upon termination of Ms. Hauser's employment either by us without cause or by her for good reason, she is entitled to (i) continue to receive her base salary for twelve months following termination ($304,200), subject to termination in the event she breaches any of the covenants described in her employment agreement or becomes employed with another company based on more than twenty hours per week, (ii) continue to receive, for the time period set forth in clause (i), coverage for herself and any dependents under the Company group health benefit plans in which they were entitled to participate immediately prior to the date of termination other than certain supplemental coverage plans available to senior executives ($8,514), and (iii) a pro-rata portion of her performance payment under the Performance Compensation Plan for the year of termination ($200,772), to be paid at the same time as bonuses are paid to the other executive officers. Her employment agreement also provides that, upon termination of her employment due to her death or disability, she or her estate is entitled to receive a lump sum equal to six months of her base salary ($152,100) and the pro-rata portion of her performance payment under the Performance Compensation Plan based upon the Company's year-to-date performance ($200,772), to be determined in good faith by the Compensation Committee.

        In addition, upon termination of employment, each of the Named Executive Officers will be entitled to receive the sum of his or her unpaid annual base salary through the date of termination, any unpaid expenses, and any unpaid accrued vacation pay. None of the Named Executive Officers was entitled to a payment in the event of a change in control of the Company as of December 31, 2010.

        The following table reflects the total payments that each Named Executive Officer would have received if the following events had occurred as of December 31, 2010:

Name	Termination w/o Cause or Resignation for Good Reason	Termination Upon Death/Disability	Change in Control
Eric K. Yeaman	$3,480,000	$0	$0
Robert F. Reich	$541,359	$0	$0
John T. Komeiji	$541,580	$367,952	$0
Michael F. Edl	$521,328	$353,800	$0
Rose M. Hauser	$513,486	$352,872	$0

        Each employment agreement prohibits the Named Executive Officer from competing with us or soliciting our employees and customers during the term of his or her employment and for one year (two years in the case of Mr. Yeaman) following the termination of his or her employment or the expiration of his or her term of employment, whichever is longer. Each employment agreement also places restrictions on the dissemination by the Named Executive Officer of confidential or proprietary information.

Compensation of Directors

        The compensation of directors is determined by the full Board. The Compensation Committee annually reviews the non-employee director compensation (including cash retainer, cash meeting fees and equity awards) and recommends to the full Board for adoption any changes to such compensation. Changes to non-employee director compensation are made to ensure that their compensation levels are market-competitive and that the compensation structure supports our business objectives, aligns the directors' interests with those of the stockholders, and reflects competitive best practices. In 2009, at the request of the Compensation Committee, Towers Watson performed a review of non-employee director compensation. Based on Towers Watson's review, which included a competitive benchmark analysis of the non-employee director compensation at our peer companies, the Board at its meeting in October 2010, following emergence from chapter 11 bankruptcy, approved a cash and equity compensation structure for our non-employee directors which is discussed below. Please refer to the discussion under "—Compensation Discussion and Analysis" for further information on Towers Watson's engagement by the Compensation Committee and on our peer group.

        Prior to our emergence from chapter 11 bankruptcy on October 28, 2010, directors who were employees of The Carlyle Group or the Company (or affiliates thereof) were not separately compensated for their service as directors, while non-employee directors received an annual cash retainer of $50,000 and an additional $5,000 if also serving as Chairperson of a committee of the Board. Walter A. Dods, Jr., an independent director, had requested and agreed to $1 per year in return for serving as Chairman of the Board. The non-employee directors also received an attendance fee of $1,500 per Board or committee meeting attended in person and $1,000 per Board or committee meeting attended telephonically. In addition, we granted non-qualified stock options to purchase shares of our common stock to each non-employee director upon commencement of service pursuant to our former stock option plan. These options were terminated upon the Company's emergence from chapter 11 bankruptcy.

        Following our emergence from chapter 11 bankruptcy, non-employee directors receive an annual cash retainer of $50,000, an additional $25,000 if also serving as Chairman of the Board, and an additional annual fee if also serving as Chairperson of a committee of the Board ($15,000 for the Audit Committee, $10,000 for the Compensation Committee, and $5,000 for each of the Nominating and Governance Committee and Executive Committee). The non-employee directors also receive an attendance fee of $1,500 per Board or committee meeting attended in person or telephonically. In addition, we granted restricted stock units pursuant to our 2010 Equity Incentive Plan to each non-employee director upon commencement of service.

        The following table sets forth a summary of the compensation we paid to our non-employee directors during 2010.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James A. Attwood, Jr.	0	—	—	—	—	0	0
Stephen C. Gray	53,833	—	—	—	—	0	53,833
Alan M. Oshima	54,833	—	—	—	—	0	54,833
Paul H. Sunu(1)	1,500	—	—	—	—	34,000	35,500
Eric K. Yeaman	0	—	—	—	—	0	0
Kurt M. Cellar	18,833	30,182	—	—	—	21,167	70,182
Walter A. Dods, Jr.(2)	56,750	30,182	—	—	—	0	86,932
Warren H. Haruki	22,000	30,182	—	—	—	39,667	91,849
Richard A. Jalkut	25,750	50,294	—	—	—	54,250	130,294
Steven C. Oldham	15,333	30,182	—	—	—	39,667	85,182
Bernard R. Phillips III	17,333	30,182	—	—	—	39,667	87,182

(1)
Mr. Sunu was a director from October 28, 2010 until his resignation effective November 4, 2010.

(2)
Mr. Dods served as a director during 2010 until October 28, 2010 and since December 9, 2010.

(3)
"Stock Awards" represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, of restricted stock unit awards issued to non-employee directors pursuant to the 2010 Equity Incentive Plan. There can be no assurance that these grant date fair values will ever be realized by the non-employee directors.

(4)
"All Other Compensation" consists of compensation for the non-employee directors' participation in management briefings prior to the Company's emergence from chapter 11 bankruptcy and their appointments in order to ensure a smooth transition upon emergence.

 Compensation Committee Interlocks and Insider Participation

        Prior to our emergence from chapter 11 bankruptcy on October 28, 2010, the members of our Compensation Committee were Messrs. Attwood (Chairman), Dods and Oshima. Other than Mr. Oshima, who served as Senior Vice President and General Counsel of the Company from February 2005 to June 2008, none of the former members of our Compensation Committee had served as an officer or employee of the Company. Mr. Attwood is associated with The Carlyle Group. Affiliates of The Carlyle Group previously controlled the common stock of the Company and therefore had the power to control our affairs and policies. In addition, The Carlyle Group and its affiliates had entered into a management agreement with us relating to the provision of certain financial and strategic advisory services and consulting services.

        Following our emergence from chapter 11 bankruptcy, the members of our Compensation Committee are Messrs. Haruki (Chairman), Dods, and Phillips. None of the members of our Compensation Committee serves, or has served, as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

Certain Relationships and Related Transactions

        The Company's Code of Business Conduct and conflict of interest procedures require employees to disclose any actual or perceived conflict of interest and any material transaction that could be expected to give rise to a conflict of interest, including a potential related party transaction. Any potential conflict of interest must be approved by the Chief Executive Officer, or if the conflict of interest involves a material amount, by the Board of Directors, based on consideration of all relevant facts and circumstances. Directors also are required, pursuant to the Code of Conduct of the Board of Directors of the Company, to disclose any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company. Such disclosure must be made promptly to the Chairman of the Nominating and Governance Committee.

  Services Agreements

        Pursuant to a Services Agreement with Kevin J. Nystrom and Zolfo Cooper Management, LLC (ZC) dated as of December 1, 2008, and until his resignation effective October 28, 2010, Mr. Nystrom served as Chief Operating Officer of the Company, leading the Company's restructuring efforts and performing certain management services for the Company. Under the Services Agreement, the Company agreed to pay ZC a monthly fee of $225,000 for the services of Mr. Nystrom and associate directors assigned by ZC to perform services under the Services Agreement. The monthly fee subsequently was reduced to $90,000 beginning January 1, 2010 pursuant to an Amendment No. 1 to the Services Agreement dated as of December 1, 2008, in light of the Bankruptcy Court's confirmation of the Plan of Reorganization. The Services Agreement was terminated effective October 31, 2010.

        Pursuant to an Independent Contractor Agreement with Fisher Global Inc. and Bradley J. Fisher dated as of December 23, 2009, Mr. Fisher serves as our Senior Vice President—Strategy and Marketing. Under the Independent Contractor Agreement, which any party may terminate at any time upon not less than sixty days prior written notice, Fisher Global Inc. is paid a monthly fee of $36,500 plus Hawaii general excise tax for the services of Mr. Fisher and received a one-time $20,000 mobilization fee. In addition, the Company reimburses Mr. Fisher for the cost to lease an automobile and the cost of up to three round-trip flights between Honolulu, Hawaii and Toronto, Canada every three-month period, but otherwise he does not receive a base salary or other compensation or benefits from the Company. In addition, in 2009 Mr. Fisher rendered consulting services to the Company as an independent contractor for EMC Corporation.

 OTHER INFORMATION

Stockholder Proposals for the 2012 Annual Meeting

        Proposals of stockholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the Company's Annual Meeting in 2012 must be received at the Company's headquarters on or before December 6, 2011 in order to be considered for inclusion in the 2012 Proxy Statement and proxy. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the Company's headquarters not later than February 12, 2012. The Company's Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act be submitted, in accordance with section 2.9 of the Bylaws, not earlier than January 14, 2012 and not later than February 13, 2012; provided, however, that in the event the 2012 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2011 Annual Meeting, notice by the stockholders in order to be timely must be received by the Company not later than the close of business on the 10th day following the day on which notice of the date of the 2012 Annual Meeting was mailed or public disclosure of the date of the 2012 Annual Meeting was made, whichever occurs first.

OTHER MATTERS

        The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ FRANCIS K. MUKAI Francis K. Mukai Secretary

Dated: March 28, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date. 91064 INTERNET http://www.proxyvoting.com/hcom Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. FOLD AND DETACH HERE THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL NOS. 2 AND 4, AND “3 YEARS” ON PROPOSAL NO. 3. Please mark your votes as indicated in this example 1. ELECTION OF DIRECTORS Nominees: FOR ALL WITHHOLD FOR ALL *EXCEPTIONS 01 Richard A. Jalkut 02 Kurt M. Cellar 03 Walter A. Dods, Jr. 04 Warren H. Haruki 05 Steven C. Oldham 06 Bernard R. Phillips III 07 Eric K. Yeaman (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions FOR AGAINST ABSTAIN 2. To adopt, on a non-binding advisory basis, a resolution approving the compensation of our named executive officers as described in the proxy statement The Board of Directors Recommends a Vote for Stockholder Approval Every 3 Years. 3 YEARS 2 YEARS 1 YEAR ABSTAIN 3. To recommend, on a non-binding advisory basis, the frequency of future advisory votes on executive compensation FOR AGAINST ABSTAIN 4. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011 Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date

You can now access your Hawaiian Telcom Holdco, Inc. account online. Access your Hawaiian Telcom Holdco, Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Hawaiian Telcom Holdco, Inc., now makes it easy and convenient to get current information on your shareholder account. View account status View book-entry information View certificate history Make address changes Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-877-429-2935 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, Annual Report to Stockholders, and Annual Report on Form 10-K are available at http://ir.hawaiiantel.com FOLD AND DETACH HERE PROXY HAWAIIAN TELCOM HOLDCO, INC. Annual Meeting of Stockholders – May 13, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Richard A. Jalkut and Eric K. Yeaman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hawaiian Telcom Holdco, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 13, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 91064